Exhibit 99.1
BEACON REPORTS FIRST QUARTER 2024 RESULTS
•Record first quarter net sales driven by growth across all three lines of business
•Disciplined execution led to better-than-expected gross margin
•Footprint expansion from acquired and newly opened branches enhancing customer reach and service
•Added to our rapidly growing specialty waterproofing distribution platform with recent acquisition of Smalley & Co.
•Continued execution on Ambition 2025 including strong growth in digital, expanded private label product offering, pricing model roll-out and customer experience initiative
HERNDON, VA. — (BUSINESS WIRE) — May 2, 2024 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for the first quarter ended March 31, 2024.
“Our record first quarter sales demonstrates the resilience of our business model. We generated organic growth across all three lines of business while delivering better than expected margins,” said Julian Francis, Beacon’s President & CEO. “Our Ambition 2025 initiatives, including our investments in both organic and inorganic growth contributed to the top and bottom line. In April, we took an important step in pursuit of our goal to become the premier specialty waterproofing platform with the acquisition of Smalley & Company, an industry leader in both new construction and restoration markets. Since the end of the fourth quarter, we enhanced our customer reach by acquiring an additional 23 branches and opening 5 greenfield locations. As we enter a key part of the construction season, we stand ready with the products and team members to deliver the high caliber service our customers expect. Looking forward, we expect the fundamentals of our end markets to remain supportive, underpinned by non-discretionary repair and reroofing demand. Our focus will remain on the areas within our control, including enhancing our customer experience, pricing, and efficiency. I am pleased with our team’s achievements in the first quarter of the year and look forward to helping our customers build more.”
First Quarter Financial Highlights

	Three Months Ended March 31,
	2024	2023
(Unaudited; $ in millions, except per share amounts)
Net sales	$1,912.4	$1,732.3
Gross profit	$473.2	$441.9
Gross margin %	24.7%	25.5%

Operating expense	$428.1	$381.3
% of net sales	22.4%	22.0%
Adjusted Operating Expense[1]	$403.5	$356.8
% of net sales[1]	21.1%	20.6%

Net income (loss)	$5.6	$24.8
% of net sales	0.3%	1.4%
Adjusted Net Income (Loss)[1]	$26.6	$43.8
% of net sales[1]	1.4%	2.5%
Adjusted EBITDA[1]	$103.1	$113.0
% of net sales[1]	5.4%	6.5%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

First Quarter
Net sales increased 10.4% compared to the prior year to $1.91 billion, a Company record for first quarter net sales. The increase in net sales was driven by organic volume growth including greenfields. Estimated organic volumes (including greenfields) and weighted-average selling price increased approximately 6-7% and 0-1%, respectively. Additionally, acquired branches contributed more than 3% to the increase in first quarter net sales.
Residential roofing product sales increased 9.1%, non-residential roofing product sales increased 17.6%, and complementary product sales increased 5.4% compared to the prior year. The increases in residential and non-residential roofing product sales were primarily due to higher volumes driven by strong underlying market demand. The increase in complementary product sales was largely due to growth in waterproofing volumes as well as the acquisition of additional waterproofing companies since March 31, 2023, partially offset by a modest decline in siding sales as a result of lower volumes. The three-month periods ended March 31, 2024 and 2023 each had 64 business days.
Gross margin decreased to 24.7%, from 25.5% in the prior year, as modestly higher product costs and a higher non-residential product mix offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic selling, general, and administrative (“SG&A”) expense. The increase in organic SG&A expense was primarily from payroll and employee benefit costs due to an increase in headcount to drive growth coupled with wage inflation. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in the first quarter of 2024, driven by the same factors.
Net income (loss) was $5.6 million, compared to $24.8 million in the prior year. Adjusted EBITDA was $103.1 million, compared to $113.0 million in the prior year. Net income (loss) per common share (“EPS”) on a diluted basis was $0.09, compared to $0.25 in the prior year.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
During the fourth quarter of 2023, we revised our definition of when a branch classification changes from acquired to existing. Previously, the results of operations of branches were designated as acquired until they had been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period, after which such branches were classified as existing. Under our new definition, the results of operations of branches will be designated as acquired until they have been under our ownership and have contributed to our results of operations for at least 12 calendar months (inclusive of partial month activity), after which such branches are classified as existing. The effect of this change in definition is that the prior year results of operations for branches will be reclassified to existing when the comparable current month’s financial results are also classified as existing.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon First Quarter 2024 Earnings Call
When:	Thursday, May 2, 2024
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-

looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 550 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2024	% of Net Sales	2023	% of Net Sales
Net sales	$1,912.4	100.0%	$1,732.3	100.0%
Cost of products sold	1,439.2	75.3%	1,290.4	74.5%
Gross profit	473.2	24.7%	441.9	25.5%
Operating expense:
Selling, general and administrative	381.5	20.0%	338.3	19.5%
Depreciation	25.5	1.3%	20.7	1.2%
Amortization	21.1	1.1%	22.3	1.3%
Total operating expense	428.1	22.4%	381.3	22.0%
Income (loss) from operations	45.1	2.3%	60.6	3.5%
Interest expense, financing costs and other, net	38.6	2.0%	27.8	1.6%
Loss on debt extinguishment	2.4	0.1%	—	—%
Income (loss) before provision for income taxes	4.1	0.2%	32.8	1.9%
Provision for (benefit from) income taxes	(1.5)	(0.1)%	8.0	0.5%
Net income (loss)	$5.6	0.3%	$24.8	1.4%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$5.6	0.3%	$24.8	1.4%
Dividends on preferred stock	—	—%	(6.0)	(0.3)%
Undistributed income allocated to participating securities	—	—%	(2.5)	(0.2)%
Net income (loss) attributable to common stockholders	$5.6	0.3%	$16.3	0.9%

Weighted-average common shares outstanding:
Basic	63.6		64.3
Diluted	64.8		65.6

Net income (loss) per common share:
Basic	$0.09		$0.25
Diluted	$0.09		$0.25

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(Unaudited; in millions)

	March 31,	December 31,	March 31,
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$134.6	$84.0	$74.2
Accounts receivable, net	1,188.5	1,140.2	1,003.7
Inventories, net	1,537.6	1,227.9	1,292.8
Prepaid expenses and other current assets	520.1	444.6	345.7
Total current assets	3,380.8	2,896.7	2,716.4
Property and equipment, net	457.0	436.4	350.8
Goodwill	2,011.1	1,952.6	1,921.1
Intangibles, net	434.0	403.5	437.2
Operating lease right-of-use assets, net	517.3	503.6	460.0
Deferred income taxes, net	2.1	2.1	9.5
Other assets, net	16.2	12.8	8.1
Total assets	$6,818.5	$6,207.7	$5,903.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,247.2	$942.8	$879.9
Accrued expenses	423.1	498.6	306.4
Current portion of operating lease liabilities	92.0	89.7	95.8
Current portion of finance lease liabilities	29.1	26.2	18.0
Current portion of long-term debt	15.9	10.0	10.0
Total current liabilities	1,807.3	1,567.3	1,310.1
Borrowings under revolving lines of credit, net	111.5	80.0	234.8
Long-term debt, net	2,487.6	2,192.3	1,604.8
Deferred income taxes, net	24.0	20.1	0.3
Other long-term liabilities	1.3	0.5	—
Operating lease liabilities	436.5	423.7	374.6
Finance lease liabilities	109.8	100.3	72.7
Total liabilities	4,978.0	4,384.2	3,597.3

Convertible Preferred Stock	—	—	399.2

Stockholders' equity:
Common stock	0.6	0.6	0.6
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,228.6	1,218.4	1,197.2
Retained earnings	624.4	618.8	724.5
Accumulated other comprehensive income (loss)	(13.1)	(14.3)	(15.7)
Total stockholders' equity	1,840.5	1,823.5	1,906.6
Total liabilities and stockholders' equity	$6,818.5	$6,207.7	$5,903.1

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net income (loss)	$5.6	$24.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46.6	43.0
Stock-based compensation	7.4	6.0
Certain interest expense and other financing costs	0.5	1.1
Loss on debt extinguishment	2.4	—
Gain on sale of fixed assets and other	(1.6)	(4.2)
Deferred income taxes	2.8	1.1
Changes in operating assets and liabilities:
Accounts receivable	(38.4)	8.6
Inventories	(303.2)	40.0
Prepaid expenses and other current assets	(69.2)	68.7
Accounts payable and accrued expenses	207.0	(88.8)
Other assets and liabilities	(0.7)	0.9
Net cash provided by (used in) operating activities	(140.8)	101.2

Investing Activities
Capital expenditures	(27.0)	(22.2)
Acquisition of business, net	(109.0)	(27.4)
Proceeds from sale of assets	1.7	5.1
Purchases of investments	(0.8)	—
Net cash provided by (used in) investing activities	(135.1)	(44.5)

Financing Activities
Borrowings under revolving lines of credit	677.8	442.0
Payments under revolving lines of credit	(646.8)	(462.5)
Borrowings under term loan	300.0	—
Payments under term loan	—	(2.5)
Payment of debt issuance costs	(0.2)	—
Payments under equipment financing facilities and finance leases	(6.4)	(4.3)
Payment of fees for the repurchase of convertible Preferred Stock	(0.1)	—
Repurchase and retirement of common stock, net	—	(20.9)
Proceeds from employee stock purchase plan	4.1	—
Payment of dividends on Preferred Stock	—	(6.0)
Proceeds from issuance of common stock related to equity awards	3.5	4.8
Payment of taxes related to net share settlement of equity awards	(4.8)	(0.8)
Net cash provided by (used in) financing activities	327.1	(50.2)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	—

Net increase (decrease) in cash and cash equivalents	50.6	6.5
Cash and cash equivalents, beginning of period	84.0	67.7
Cash and cash equivalents, end of period	$134.6	$74.2

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$40.6	$20.8
Income taxes, net of refunds	$3.6	$5.9
Supplemental Disclosure of Non-Cash Activities
Amounts accrued for repurchases of common stock, inclusive of excise tax	$—	$2.2

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended March 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$927.4	48.5%	$849.8	49.0%	$77.6	9.1%
Non-residential roofing products	528.6	27.6%	449.6	26.0%	79.0	17.6%
Complementary building products	456.4	23.9%	432.9	25.0%	23.5	5.4%
	$1,912.4	100.0%	$1,732.3	100.0%	$180.1	10.4%

Sales by Business Day[1,2]
	Three Months Ended March 31,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$14.5	48.5%	$13.3	49.0%	$1.2	9.1%
Non-residential roofing products	8.3	27.6%	7.0	26.0%	1.3	17.6%
Complementary building products	7.1	23.9%	6.8	25.0%	0.3	5.4%
	$29.9	100.0%	$27.1	100.0%	$2.8	10.4%

1.The three-month periods ended March 31, 2024 and 2023 each had 64 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
The following table presents the pre-tax impact of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A	Amortization	Interest Expense	Other (Income) Expense	Total
Three Months Ended March 31, 2024
Acquisition costs	$3.0	$21.1	$1.0	$—	$25.1
Restructuring costs[1]	0.5	—	0.5	2.4	3.4
Total adjusting items	$3.5	$21.1	$1.5	$2.4	$28.5
Three Months Ended March 31, 2023
Acquisition costs	$1.7	$22.3	$1.0	$—	$25.0
Restructuring costs	0.5	—	0.3	—	0.8
Total adjusting items	$2.2	$22.3	$1.3	$—	$25.8

1.Other (income) expense for the three months ended March 31, 2024 consists of a loss on debt extinguishment of $2.4 million as a result of the refinancing of our 2028 Term Loan.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended March 31,
	2024	2023
Operating expense	$428.1	$381.3
Acquisition costs	(24.1)	(24.0)
Restructuring costs	(0.5)	(0.5)
Adjusted Operating Expense	$403.5	$356.8

Net sales	$1,912.4	$1,732.3
Operating expense as % of sales	22.4%	22.0%
Adjusted Operating Expense as % of sales	21.1%	20.6%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$5.6	$24.8
Adjusting items:
Acquisition costs	25.1	25.0
Restructuring costs	3.4	0.8
Total adjusting items	28.5	25.8
Less: tax impact of adjusting items[1]	(7.5)	(6.8)
Total adjustments, net of tax	21.0	19.0
Adjusted Net Income (Loss)	$26.6	$43.8

Net sales	$1,912.4	$1,732.3
Net income (loss) as % of sales	0.3%	1.4%
Adjusted Net Income (Loss) as % of sales	1.4%	2.5%

1.Amounts represent the tax impact of adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended March 31, 2024 and 2023 were calculated using a blended effective tax rate of 26.3% and 26.4%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$5.6	$24.8
Interest expense, net	39.1	29.0
Income taxes	(1.5)	8.0
Depreciation and amortization	46.6	43.0
Stock-based compensation	7.4	6.0
Acquisition costs[1]	3.0	1.7
Restructuring costs[1]	2.9	0.5
Adjusted EBITDA	$103.1	$113.0

Net sales	$1,912.4	$1,732.3
Net income (loss) as % of sales	0.3%	1.4%
Adjusted EBITDA as % of sales	5.4%	6.5%

1.Amounts represent adjusting items included in SG&A expense and other (income) expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.